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                                                                   EXHIBIT 21.0

                        SUBSIDIARIES OF THE REGISTRANT

   NRLP Management Corp., a wholly-owned Nevada corporation and the general partner of National Realty, L.P. and National Operating, L.P. both Delaware partnerships, and American General Realty, Inc., a wholly-owned Nevada corporation the parent of Pizza World Supreme, Inc., a wholly-owned Nevada corporation, are "significant subsidiaries" of the Company (as such term is defined in Rule 1-02(v) of Regulation S-X). The remaining subsidiaries of the Company, considered in the aggregate, would not constitute a "significant subsidiary".